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                         PORTFOLIO MANAGEMENT AGREEMENT
                          WITH PADCO ADVISORS II, INC.


                               as of May 30, 2000



PADCO Advisors II, Inc.
6116 Executive Boulevard, Suite 400
Rockville, MD  20852


      Re:   Portfolio Management Agreement

Ladies and Gentlemen:

      Rydex Financial Services Fund, Variable Series and Rydex Heath Care Fund, Variable Series (each a "Fund" and together, "Funds") are each series of the Liberty Variable Investment Trust (the "Trust"), a diversified open-end investment company registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder.

      Liberty Advisory Services Corp. ("LASC") is the manager of the Fund. Pursuant to the Management and Sub-Advisory Agreement of even date herewith (the "Management and Sub-Advisory Agreement") among the Trust, on behalf of the Fund, LASC and Colonial Management Associates, Inc. (the "Fund Manager"), LASC delegates to the Fund Manager responsibility for investment management of the Fund. In furtherance thereof, the Fund Manager evaluates and recommends the portfolio manager for the Funds and is responsible for certain administrative matters relating to the Funds.

      l. Employment as a Portfolio Manager. The Trust being duly authorized hereby employs PADCO Advisors II, Inc. (the "Portfolio Manager") as a discretionary portfolio manager, on the terms and conditions set forth herein.

      2. Acceptance of Employment; Standard of Performance. The Portfolio Manager accepts its employment as a discretionary portfolio manager and agrees to use its best professional judgment to make timely investment decisions for the Funds in accordance with the provisions of this Agreement.

      3. Portfolio Management Services of Portfolio Manager. In providing portfolio management services to the Funds, the Portfolio Manager shall be subject to the investment objectives, policies and restrictions of each Fund as set forth in the Trust's current registration statement under the Act (as the same may be modified from time to time), and the investment restrictions set forth in the Act and the Rules thereunder (as and to the extent set forth in such registration statement or in other documentation furnished to the Portfolio Manager by the Funds or the Fund Manager), to the supervision and control of the Trustees of the Trust (the "Trustees"), and to instructions from the Fund Manager. The Portfolio Manager shall not, without the prior approval of the Funds or the Fund Manager, effect any transactions which would cause the Funds, each treated as a separate fund, to be out of compliance with any of such restrictions or policies.

      4. Transaction Procedures. All portfolio transactions for the Funds will be consummated by payment to or delivery by the custodian of the assets of the Funds (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Funds, of all cash and/or securities due to or from the Funds, and the Portfolio Manager shall not have possession or custody thereof or any responsibility or liability with respect to such custody. The Portfolio Manager shall advise and confirm in writing to the Custodian all investment orders for the Funds placed by it with brokers and dealers at the time and in the manner set forth in Schedule A hereto (as Schedule A may be amended from time to time). The Funds shall issue to the Custodian such instructions as may be appropriate in connection

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with the settlement of any transaction initiated by the Portfolio Manager. The
Funds shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Portfolio Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

      5. Allocation of Brokerage. The Portfolio Manager shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Portfolio Manager, and to select the markets on or in which the transaction will be executed.

      A In doing so, the Portfolio Manager's primary responsibility shall be to seek to obtain best net price and execution for the Funds. However, this responsibility shall not obligate the Portfolio Manager to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Funds, so long as the Portfolio Manager reasonably believes that the broker or dealer selected by it can be expected to obtain a "best execution" market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Portfolio Manager viewed in terms of either that particular transaction or of the Portfolio Manager's overall responsibilities with respect to its clients, including the Funds, as to which the Portfolio Manager exercises investment discretion, notwithstanding that the Funds may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Funds a lower commission on the particular transaction.

      B. Subject to the requirements of paragraph A above, the Fund Manager shall have the right to request that transactions giving rise to brokerage commissions shall be executed by brokers and dealers (and in amounts), to be agreed upon from time to time between the Fund Manager and the Portfolio Manager, that provide brokerage or research services to the Funds or the Fund Manager, or as to which an on-going relationship will be of value to the Funds in the management of its assets, which services and relationship may, but need not, be of direct benefit to the Funds. Notwithstanding any other provision of this Agreement, the Portfolio Manager shall not be responsible under paragraph A above with respect to transactions executed through any such broker or dealer.

      C. The Portfolio Manager shall not execute any portfolio transactions for the Funds with a broker or dealer which is an "affiliated person" (as defined in the Act) of the Funds, the Portfolio Manager of the Funds without the prior written approval of the Funds. The Funds will provide the Portfolio Manager with a list of brokers and dealers which are "affiliated persons" of the Funds.

      6. Proxies. The Portfolio Manager will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Funds may be invested from time to time in accordance with such policies as shall be determined by the Fund Manager.

      7. Fees for Services. As its compensation for its services under this Agreement, the Fund Manager will pay the Portfolio Manager monthly in arrears a fee at the annual rate of 0.50% of each Fund's daily net assets. When the combined assets of both Funds reach $300 million, the annual fee for each Fund will be reduced to 0.45% of the average daily net assets thereafter. The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly on or before the fifteenth day of the following calendar month. The daily accruals of the fee will be computed by (i) multiplying the annual percentage rate referred to above by the fraction the numerator of which is one and the denominator of which is the number of days in the year, and (ii) multiplying the product obtained pursuant to clause (i) above by the net asset value of each Fund as determined in accordance with the Trust's Prospectus as of the previous day on which each Fund was open for business. The foregoing fee shall be prorated for any month during which this Agreement is in effect for only a portion of the month. Pursuant to the Management and Sub-Advisory

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Agreement, the Fund Manager is solely responsible for the payment of fees to the
Portfolio Manager, and the Portfolio Manager agrees to seek payment of its fees solely from the Fund Manager.

      8. Other Investment Activities of Portfolio Manager. The Trust on behalf of the Funds acknowledges that the Portfolio Manager or one or more of its affiliates has investment responsibilities, renders investment advice to and performs other investment advisory services for other individuals or entities ("Client Accounts"), and that the Portfolio Manager, its affiliates or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts ("Affiliated Accounts"). Subject to the provisions of paragraph 2 hereof, the Trust on behalf of the Funds agrees that the Portfolio Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Client Accounts and Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Funds, provided that the Portfolio Manager acts in good faith, and provided further, that it is the Portfolio Manager's policy to allocate, within its reasonable discretion, investment opportunities to the Funds over a period of time on a fair and equitable basis relative to the Client Accounts and the Affiliated Accounts, taking into account the cash position and the investment objectives and policies of the Funds and any specific investment restrictions applicable thereto. The Trust on behalf of the Funds acknowledges that one or more Client Accounts and Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Funds may have an interest from time to time, whether in transactions which involve the Funds or otherwise. The Portfolio Manager shall have no obligation to acquire for the Funds a position in any investment which any Client Account or Affiliated Account may acquire, and the Funds shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Funds or otherwise.

      9. Limitation of Liability. The Portfolio Manager shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Funds or the Fund Manager, provided, however, that such acts or omissions shall not have resulted from the Portfolio Manager's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Portfolio Manager in its actions under paragraph 2 hereof or breach of its duty or of its obligations hereunder (provided, however, that the foregoing shall not be construed to protect the Portfolio Manager from liability in violation of Section 17(i) of the Act).

      10. Confidentiality. Subject to the duty of the Portfolio Manager and the Funds to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Funds and the actions of the Portfolio Manager and the Funds in respect thereof.

      11. Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act. The Portfolio Manager shall notify the Funds in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Funds to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and whether to take the steps necessary to enter into a new contract with the Portfolio Manager.

      12. Representations, Warranties and Agreements of the Funds. The Trust on behalf of the Funds represents, warrants and agrees that:

      A. The Portfolio Manager has been duly appointed to provide investment services to the Funds as contemplated hereby.

      B. The Trust on behalf of the Funds will deliver to the Portfolio Manager a true and complete copy of its then current registration statement as effective from time to time and such other documents governing the investment of the Funds, or such other information as is necessary for the Portfolio Manager to carry out its obligations under this Agreement.

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      13. Representations, Warranties and Agreements of the Portfolio Manager.
The Portfolio Manager represents, warrants and agrees that:

      A. It is registered as an "Investment Adviser" under the Investment Advisers Act of 1940 ("Advisers Act").

      B. It will maintain, keep current and preserve on behalf of the Funds, in the manner required or permitted by the Act and the Rules thereunder, the records identified in Schedule B (as Schedule B may be amended from time to time). The Portfolio Manager agrees that such records are the property of the Funds, and will be surrendered to the Funds promptly upon request.

      C. It will maintain in effect a written code of ethics complying with the requirements of Rule l7j-l under the Act. Within 45 days of the end of each year while this Agreement is in effect, an officer or general partner of the Portfolio Manager shall certify to the Funds that the Portfolio Manager has complied with the requirements of Rule l7j-l during the previous year and that there has been no violation of its code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

      D. Upon request, the Portfolio Manager will promptly supply the Trust with any information concerning the Portfolio Manager and its stockholders, employees and affiliates which the Trust may reasonably require in connection with the preparation of its registration statement, proxy material, reports and other documents relating to the Funds required to be filed under the Act, the Securities Act of 1933, or other applicable securities laws.

      E. Reference is hereby made to the Amended and Restated Agreement and Declaration of Trust dated April 27, 2000, establishing the Trust, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name Liberty Variable Investment Trust refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Trust shall be held to any personal liability hereunder or in connection with the affairs of the Trust or the Funds, but only the assets of the Funds are liable under this Agreement. Without limiting the generality of the foregoing, neither the Portfolio Manager nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Trust or of any successor of the Trust or the Funds, whether such liability now exists or is hereafter incurred, for claims against the Trust estate, but shall look for payment solely to the assets of the Funds or any successor thereto.

      14. Amendment. This Agreement may be amended at any time, but only by written agreement among the Portfolio Manager, the Fund Manager and the Trust, on behalf of the Funds, which amendment, other than amendments to Schedules A and B (which may be amended by the Fund Manager acting alone), is subject to the approval of the Trustees and the Shareholders of the Funds as and to the extent required by the Act.

      15. Effective Date; Term. This Agreement shall continue in effect for two years from the date hereof and shall continue in effect thereafter provided such continuance is specifically approved at least annually by (i) the Trust's Board of Trustees or (ii) a vote of a "majority" (as defined in the Act) of each Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in the Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Act and the Rules and Regulations thereunder.

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      16. Termination. This Agreement may be terminated by any party, without penalty, immediately upon written notice to the other parties in the event of a breach of any provision thereof by a party so notified, or otherwise upon not less than ninety (90) days' written notice to the Portfolio Manager in the case of termination by the Trust on behalf of the Funds or the Fund Manager, or ninety (90) days' written notice to the Trust and the Fund Manager in the case of termination by the Portfolio Manager, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other parties.

      17. Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Massachusetts.

      18. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

      IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

LIBERTY VARIABLE INVESTMENT TRUST
  on its own behalf and on behalf of the
Rydex Financial Services Fund, Variable Series and Rydex Health Care Fund, Variable Series


/s/Nancy L. Conlin
By:Nancy L. Conlin

Title: Secretary


COLONIAL MANAGEMENT ASSOCIATES, INC.


/s/Joseph R. Palombo
By:Joseph R. Palombo

Title: Executive Vice President


ACCEPTED AND AGREED TO:

PADCO ADVISORS II, INC.


/s/Albert P. Viragh, Jr.
By:Albert P. Viragh, Jr.

Title: President

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                                  SCHEDULES: *

                            A. Operational Procedures
                         B. Record Keeping Requirements


* The Schedules relate to day-to-day operational logistics and to technical compliance matters.

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                                   Schedule A

                 RYDEX FINANCIAL SERVICES FUND, VARIABLE SERIES
                     RYDEX HEALTH CARE FUND, VARIABLE SERIES

                             Operational Procedures

      In order to facilitate operations efficiency, it will be necessary for a flow of information to be supplied to The Chase Manhattan Bank (the Custodian), and Colonial Management Associates, Inc. (the Administrator).

      PADCO Advisors II, Inc. (the Portfolio Manager) must furnish the Administrator with daily information as to executed trades, no later than 12:00 p.m. (Eastern time) on trade date plus one to ensure the information is processed in time for pricing. If there are no trades, a report must also be sent stating there were no trades for that day. The necessary information can be transmitted electronically to the Administrator, Attention: John Papoutsis, (the direct line to the machine is (617) 585-4251). Upon receipt of brokers' confirmation the Portfolio Manager or the Administrator must notify the other party if any differences exist. The reporting of trades by the Portfolio Manager to the Administrator shall include the following information:

            1. Purchase or sale

            2. Security name and description

            3. Cusip and ticker symbol

            4. Number of shares or units

            5. Sale/purchase price per share or unit

            6. Commission rate per share and aggregate commission or indicate net if so

            7. Executing broker and clearing bank, if any

            8. Trade date

            9. Settlement date

            10. Interest purchased or sold, if applicable

            11. Total net amount of the transaction

            12. If other than HIGH COST is to be used on a sale, it must be identified

            13. Name of Fund and Portfolio Manager must be identified on trade ticket

            14. Sequential numbering of all trades is also recommended

For confirmation of trades, please advise the brokers to use the Custodian's DTC ID system number (No. 27028) to facilitate the receipt of information by the Custodian. In addition, the Portfolio Manager should arrange to have a duplicate confirmation sent to Colonial Management Assoc. as an interested party. Please have confirms linked to the Administrator's existing sign on: N199.

1.    All DTC Eligible Securities

         Depository Trust Company (DTC)
         Agent Bank Name:  Chase Manhattan Bank
         Agent Bank Number:  27028
         Agent Bank Clearing Number:  902

2.    Delivery Instructions
      All Physical Securities

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         Chase Manhattan Bank
         4 New York Plaza
         Ground Floor Window
         New York, NY  10004
         Ref:  (Name of Fund)

All Government Issues Deliver through your area Federal Reserve Bank to:

         The Chase Manhattan Bank
         021000021
         CMB/CUST/Account Number/Account Name

Wire Instructions:

         The Chase Manhattan Bank
         ABA #021000021
         For credit to account 900-9-000127
         For Further Credit to
                        Chase Account Number
                        Chase Account Name

The Custodian will supply the Portfolio Manager daily with a cash availability report. This will normally be done electronically so that the Portfolio Manager will know the amount available for investment purposes.

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                                                                      Schedule B

                 RYDEX FINANCIAL SERVICES FUND, VARIABLE SERIES
                     RYDEX HEALTH CARE FUND, VARIABLE SERIES

                         Portfolio Management Agreement

                RECORDS TO BE MAINTAINED BY THE PORTFOLIO MANAGER

1. (Rule 31a-1(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Portfolio Manager on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

      A.    The name of the broker;

      B. The terms and conditions of the order and of any modifications or cancellation thereof;

      C.    The time of entry or cancellation;

      D.    The price at which executed;

      E.    The time or receipt of a report of execution; and

      F.    The name of the person who placed the order on behalf of the Fund.

2.    (Rule 31a-1(b)(9)). A record for each fiscal quarter, completed within ten
      (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

      A.    Shall include the consideration given to:

            (i)   The sale of shares of the Fund by brokers or dealers.

            (ii) The supplying of services or benefits by brokers or dealers to:

                  (a)   The Fund;

                  (b)   The Manager (Liberty Asset Management Company);

                  (c)   The Portfolio Manager; and

                  (d)   Any person other than the foregoing.

            (iii) Any other consideration other than the technical
                  qualifications of the brokers and dealers as such.

      B.    Shall show the nature of the services or benefits made available.

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      C.    Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

      D. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3. (Rule 31a-a(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization.(1)

4. (Rule 31a-1(f)). Such accounts, books and other documents as a required to be maintained by registered investment advisers by rule adopted under
      Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Portfolio Manager's transactions with the Fund.


(1) Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or portfolio manager reviews.